Exhibit 5.1

March 7, 2022

RF Acquisition Corp.

111 Somerset, #05-06

Singapore 238164

Re:       Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to RF Acquisition Corp., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 (Registration No. 333-261765) initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 20, 2021 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the registration of the offer and sale of up to 11,500,000 Units of the Company (the “Units”) (including up to 1,500,000 Units subject to the Underwriter’s (as defined below) over-allotment option), with each Unit consisting of (i) one share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock” and the Class A Common Stock underlying the Units, the “Shares”), for an aggregate of up to 11,500,000 Shares (including up to 1,500,000 Shares included in the Units subject to the Underwriter’s over-allotment option) and 1,150,000 Shares underlying the Rights (including up to 150,000 Shares underlying the Rights subject to the Underwriter's over-allotment option), (ii) one-half of one redeemable warrant (a “Warrant”), with each whole Warrant entitling the holder to purchase one share of Class A Common Stock, for an aggregate of up to 5,750,000 Warrants (including up to 750,000 Warrants included in the Units subject to the Underwriter’s over-allotment option) to be issued under a warrant agreement (the “Warrant Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and EarlyBirdCapital, Inc., (the “Underwriter”), (iii) and one right to receive one-tenth of one share of Class A Common Stock (a “Right”), for an aggregate of up to 11,500,000 Rights (including up to 1,500,000 Rights subject to the Underwriter's over-allotment option).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments, and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Underwriting Agreement, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. In rendering the opinions set forth below, we have further assumed that, before the issuance of the Units, the Shares, the Rights, and the Warrants, (i) the Registration Statement will have become effective under the Securities Act and (ii) the conditions to consummating the transactions contemplated by the Underwriting Agreement will have been satisfied or duly waived and such transactions are consummated.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. When the Units are delivered to the Underwriter against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, each Unit will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2. When the Units are delivered to the Underwriter against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, each Warrant and Right included in the Units will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

3. The Shares underlying the Units, and the Rights and Warrants included in such Units, have been duly authorized by the Company and, when issued and delivered by the Company against receipt therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon and limited to the laws of the State of New York and the laws of the State of Delaware, as applicable. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. The opinions expressed herein that are based on the laws of the State of New York and laws of the State of Delaware are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP